Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations

Three Months Ended	Twelve Months Ended	Three Months Ended
Dec 30, 2017	Sept 30, 2017	Dec 31, 2016
Operating income, as reported	$31,557	$129,908	$33,903
x	4	x	4

Adjusted annualized operating income	$126,228	$129,908	$135,612
Adjusted effective tax rate	x	10%	x	8%	x	8%
Tax impact	12,623	10,393	10,849
Adjusted operating income (tax effected)	$113,605	$119,515	$124,763

Average invested capital	$701,635	$738,266	$720,197

ROIC	16.2%	16.2%	17.3%
WACC	(9.5)%	(10.5)%	(10.5)%
Economic Return	6.7%	5.7%	6.8%

Average Invested Capital	Three Months Ended
	Dec 30, 2017	Sept 30, 2017	Jul 1, 2017	Apr 1, 2017	Dec 31, 2016	Oct 1, 2016
Equity	$933,849	$1,025,939	$991,306	$961,438	$927,542	$916,797
Plus:
Debt - current	179,881	286,934	267,297	92,623	78,879	78,507
Debt - non-current	26,047	26,173	26,138	185,638	184,136	184,002
Less:
Cash and cash equivalents	(506,694)	(568,860)	(519,172)	(524,520)	(496,505)	(432,964)
	$633,083	$770,186	$765,569	$715,179	$694,052	$746,342